EXHIBIT 5.1
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                  [LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]


                                                                   June 11, 2002


Correctional Services Corporation
1819 Main Street, Suite 1000
Sarasota, Florida 34236

Ladies and Gentlemen:

     We have acted as counsel to Correctional Services Corporation (the "Company") in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") covering an additional 1,000,000 shares of the Company's authorized and unissued shares of common stock, $.01 par value (the "Shares"), under the Correctional Services Corporation Stock Option Plan (the "Plan").

     As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

     On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  EPSTEIN BECKER & GREEN, P.C.


                                                  By: /s/ SIDNEY TODRES
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                                                      Sidney Todres, Esq.